DERIVED INFORMATION [7/11/06]

[$835,975,100] Total Certificates Offered

& Non-Offered (Approximate)

Home Equity Pass-Through Certificates, Series 2006-6

Credit Suisse First Boston Mortgage Securities Corp.

Depositor

[U.S. Bank, N.A.]

Trustee

The issuer has filed a (i) registration statement (including a prospectus) with a file number of 333-130884 and (ii) a Term Sheet Supplement, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the Term Sheet Supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale. This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein. The securities are being offered when, as and if issued. In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials. Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any “indications of interest” expressed by you, and any “soft circles” generated by us, will not create binding contractual obligations for you or us. You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

Statistical Collateral Summary — Aggregate Collateral

All information on the Mortgage Loans is approximate, includes a portion of the prefunding, and is based off of rolled scheduled balances as of the 7/01/06 cutoff date. Approximately 10.1% of the mortgage loans do not provide for any payments of principal in the first two,

five or ten years following origination. The final numbers will be found in the prospectus supplement.

Thirty-day delinquencies and

sixty-day delinquencies will represent less than 1.5% and 0.5% of the Mortgage Loans, respectively. The Original Loan-to-Value (OLTV)

ratio displayed in the tables below employs the Combined Loan-to-Value (CLTV) ratio in the case of second liens.

Total Number of Loans	4,764
Total Outstanding Loan Balance	$824,187,591*	Min	Max
Average Loan Current Balance	$173,003	$9,973	$1,000,000
Weighted Average Original LTV	79.5%**
Weighted Average Coupon	8.08%	5.47%	14.13%
Arm Weighted Average Coupon	7.94%
Fixed Weighted Average Coupon	8.87%
Weighted Average Margin	6.25%	2.25%	9.99%
Weighted Average FICO (Non-Zero)	628
Weighted Average Age (Months)	3
% First Liens	96.3%
% Second Liens	3.7%
% Arms	84.9%
% Fixed	15.1%
% of Loans with Mortgage Insurance	0.0%
* Total collateral will be approximately [S] ** Note, for second liens, CLTV is employed in this calculation.

FICO and LTV	Wtd Avg Sched Bal	Total SCHED_BAL	% Sched Bal	GWAC	% MI	Wtd Avg FICO	Wtd Avg DTI	Wtd Avg LTV	% SFD	% PUD	% Owner Occ	% Full Doc	% Reduced Doc	% Stated Doc	% Int Only	% CA
Not in Buckets	215,284	282,236,792	34.2	7.58	0.0	668	42.7	73.6	75.5	9.9	94.4	47.1	27.4	25.3	15.6	44.7
FICO 500-525 and LTV>65	143,379	12,904,149	1.6	9.56	0.0	513	41.9	76.1	89.8	2.1	100.0	77.1	3.8	19.1	0.0	9.9
FICO 525-550 and LTV>65	159,493	37,161,949	4.5	9.24	0.0	539	42.4	80.4	88.8	6.5	98.8	74.0	6.5	19.5	0.0	9.4
FICO 550-575 and LTV>65	160,599	39,667,894	4.8	8.81	0.0	563	42.1	80.2	87.8	5.8	96.1	70.5	13.3	16.3	2.2	10.3
FICO 575-600 and LTV>70	161,052	110,803,819	13.4	8.42	0.0	588	42.3	81.9	84.4	8.5	96.8	72.8	10.3	16.9	2.6	19.4
FICO 600-625 and LTV>70	167,356	159,155,589	19.3	7.99	0.0	612	43.4	82.3	81.3	10.2	96.4	76.3	9.6	14.1	9.0	25.1
FICO 625-650 and LTV>70	164,473	137,334,620	16.7	7.97	0.0	638	43.8	82.1	76.7	10.0	94.9	67.7	20.4	11.9	11.3	29.2
FICO 650-675 and LTV>80	92,069	26,884,236	3.3	9.30	0.0	661	42.3	92.5	76.9	6.8	82.4	43.1	31.4	24.8	14.7	33.3
FICO 675-700 and LTV>80	130,434	10,565,127	1.3	8.88	0.0	685	40.3	89.9	70.5	7.8	70.8	29.9	37.0	29.2	9.0	23.2
FICO 700-725 and LTV>80	209,357	4,396,506	0.5	8.69	0.0	712	44.7	91.1	78.8	2.6	85.6	36.4	45.9	5.6	0.0	42.7
FICO 725-750 and LTV>85	215,292	2,368,210	0.3	8.39	0.0	735	40.6	90.2	57.4	25.9	69.9	36.9	31.6	31.5	0.0	0.0
FICO 750-775 and LTV>85	164,064	328,127	0.0	8.04	0.0	761	41.3	90.0	100.0	0.0	0.0	100.0	0.0	0.0	0.0	0.0
FICO 775-800 and LTV>85	190,285	380,571	0.0	8.40	0.0	784	24.8	94.7	46.9	0.0	100.0	46.9	0.0	53.1	46.9	0.0
Total:	173,003	824,187,591	100.0	8.08	0.0	628	42.9	79.5	79.4	9.2	94.7	62.0	18.8	18.9	10.1	30.3

LTV and DTI	Wtd Avg Sched Bal	Total SCHED_BAL	% Sched Bal	GWAC	% MI	Wtd Avg FICO	Wtd Avg DTI	Wtd Avg LTV	% SFD	% PUD	% Owner Occ	% Full Doc	% Reduced Doc	% Stated Doc	% Int Only	% CA
Not in Buckets	169,236	710,282,394	86.2	8.16	0.0	628	41.2	79.6	79.6	8.7	94.3	58.3	20.3	21.2	10.3	29.9
LTV 0-60 and DTI>50	234,497	3,517,450	0.4	7.91	0.0	613	52.8	49.1	79.7	0.0	100.0	85.5	0.0	14.5	18.2	63.0
LTV 60-65 and DTI>50	187,434	749,735	0.1	7.30	0.0	577	52.7	62.1	100.0	0.0	100.0	100.0	0.0	0.0	14.7	46.1
LTV 65-70 and DTI>50	228,751	2,058,763	0.2	7.47	0.0	621	52.7	67.3	100.0	0.0	74.3	74.3	5.2	20.5	10.4	38.7
LTV 70-75 and DTI>50	168,769	8,100,934	1.0	7.19	0.0	627	53.4	73.9	89.5	4.4	97.5	92.4	7.6	0.0	3.9	35.1
LTV 75-80 and DTI>50	218,468	48,062,902	5.8	7.23	0.0	648	53.4	76.2	77.4	13.8	97.8	87.5	9.3	3.2	9.3	44.7
LTV 80-85 and DTI>50	205,528	35,350,817	4.3	7.65	0.0	622	52.8	80.2	74.5	13.6	98.3	79.0	14.6	6.5	7.5	21.1
LTV 85-90 and DTI>50	181,453	4,354,861	0.5	8.61	0.0	587	53.1	86.2	69.7	4.6	80.1	85.9	9.3	4.8	0.0	3.6
LTV 90-95 and DTI>50	198,387	6,745,148	0.8	8.41	0.0	613	53.1	90.4	76.1	11.6	98.9	90.6	0.9	8.5	19.4	25.8
LTV 95-100 and DTI>50	199,976	2,599,684	0.3	8.72	0.0	624	53.7	95.3	72.6	27.4	100.0	91.6	8.4	0.0	0.0	19.0
LTV=>100 and DTI>50	84,461	2,364,904	0.3	9.52	0.0	626	53.2	100.0	89.8	1.8	100.0	96.6	3.4	0.0	0.0	2.0
Total:	173,003	824,187,591	100.0	8.08	0.0	628	42.9	79.5	79.4	9.2	94.7	62.0	18.8	18.9	10.1	30.3

DTI and FICO	Wtd Avg Sched Bal	Total SCHED_BAL	% Sched Bal	GWAC	% MI	Wtd Avg FICO	Wtd Avg DTI	Wtd Avg LTV	% SFD	% PUD	% Owner Occ	% Full Doc	% Reduced Doc	% Stated Doc	% Int Only	% CA
Not in Buckets	172,691	399,261,586	48.4	7.92	0.0	662	38.8	79.7	76.1	9.5	92.3	51.6	26.1	21.9	14.0	36.5
DTI 0.1 - 20.0 & FICO<525	115,209	460,837	0.1	9.41	0.0	516	16.1	59.2	82.6	11.4	33.4	27.5	5.9	0.0	0.0	0.0
DTI 20.1 - 25.0 & FICO<525	91,371	822,341	0.1	9.71	0.0	510	22.4	68.2	100.0	0.0	100.0	70.4	0.0	29.6	0.0	10.3
DTI 25.1 - 30.0 & FICO<550	120,256	2,284,870	0.3	9.57	0.0	527	27.2	72.4	75.7	0.0	86.4	95.8	4.2	0.0	0.0	0.0
DTI 30.1 - 35.0 & FICO<575	127,597	9,952,560	1.2	9.19	0.0	546	32.4	75.7	92.5	3.9	98.1	79.6	10.2	10.2	0.0	5.7
DTI 35.1 - 40.0 & FICO<600	150,901	35,914,495	4.4	8.57	0.0	566	37.6	75.9	83.8	10.0	97.9	77.4	10.1	12.5	0.7	12.7
DTI 40.1 - 45.0 & FICO<625	164,781	82,719,935	10.0	8.37	0.0	586	42.7	78.8	85.0	7.9	96.5	69.9	10.3	19.8	6.0	19.0
DTI 45.1 - 50.0 & FICO<650	177,416	186,819,478	22.7	8.35	0.0	600	47.8	80.5	82.6	8.3	97.2	63.0	14.9	22.1	7.9	27.2
DTI 50.1 - 55.0 & FICO<675	189,725	88,791,225	10.8	7.75	0.0	615	52.5	79.2	79.4	9.9	96.5	85.6	8.9	5.5	5.4	29.5
DTI=>55.0 & FICO<700	211,855	17,160,265	2.1	7.39	0.0	636	55.4	77.9	74.1	16.3	99.1	87.0	13.0	0.0	13.2	35.1
Total:	173,003	824,187,591	100.0	8.08	0.0	628	42.9	79.5	79.4	9.2	94.7	62.0	18.8	18.9	10.1	30.3

Limited and Stated Doc	Wtd Avg Sched Bal	Total SCHED_BAL	% Sched Bal	GWAC	% MI	Wtd Avg FICO	Wtd Avg DTI	Wtd Avg LTV	% SFD	% PUD	% Owner Occ	% Full Doc	% Reduced Doc	% Stated Doc	% Int Only	% CA
Not in Buckets	158,286	513,164,747	62.3	7.88	0.0	618	42.6	79.3	81.0	9.2	95.7	99.6	0.0	0.0	9.6	23.8
FICO 500-525 & Limited or Stated Doc	146,342	3,804,898	0.5	9.99	0.0	512	42.5	70.2	94.9	0.0	100.0	0.0	21.6	78.4	0.0	19.8
FICO 525-550 & Limited or Stated Doc	197,638	11,858,289	1.4	9.63	0.0	539	44.7	74.7	89.7	4.1	99.4	0.0	24.6	75.4	0.0	33.6
FICO 550-575 & Limited or Stated Doc	195,684	13,697,869	1.7	8.98	0.0	563	41.6	74.5	80.3	3.5	91.6	0.0	38.4	61.6	6.3	25.8
FICO 575-600 & Limited or Stated Doc	218,626	34,105,675	4.1	8.96	0.0	588	43.1	80.8	81.2	8.6	95.6	0.0	36.9	63.1	3.1	28.1
FICO 600-625 & Limited or Stated Doc	215,534	45,262,088	5.5	8.62	0.0	612	42.8	79.4	73.5	11.5	90.5	0.0	35.5	64.5	3.3	36.9
FICO 625-650 & Limited or Stated Doc	196,732	48,002,643	5.8	8.46	0.0	639	44.3	80.8	74.0	9.6	92.0	0.0	60.1	39.9	8.6	40.2
FICO 650-675 & Limited or Stated Doc	163,224	61,372,335	7.4	8.49	0.0	662	43.0	81.3	74.8	9.4	92.8	0.0	57.2	42.8	14.2	43.1
FICO 675-700 & Limited or Stated Doc	229,788	46,876,718	5.7	7.90	0.0	687	43.6	79.9	75.0	10.2	94.2	0.0	62.2	37.8	18.1	47.9
FICO 700-725 & Limited or Stated Doc	252,082	21,174,911	2.6	7.71	0.0	711	43.9	79.0	77.7	12.4	92.6	0.0	53.0	47.0	20.4	51.9
FICO 725-750 & Limited or Stated Doc	284,906	13,960,394	1.7	7.84	0.0	738	43.1	79.9	69.1	9.6	92.5	0.0	59.9	40.1	12.8	50.7
FICO 750-775 & Limited or Stated Doc	254,163	6,862,406	0.8	7.38	0.0	764	44.2	78.2	82.1	5.0	88.2	0.0	48.6	51.4	26.1	60.5
FICO 775-800 & Limited or Stated Doc	254,852	3,822,782	0.5	7.43	0.0	782	41.9	77.5	94.7	0.0	100.0	0.0	40.2	59.8	28.8	55.9
FICO=>800 & Limited or Stated Doc	221,837	221,837	0.0	7.25	0.0	802	49.5	75.0	0.0	0.0	100.0	0.0	0.0	100.0	0.0	100.0
Total:	173,003	824,187,591	100.0	8.08	0.0	628	42.9	79.5	79.4	9.2	94.7	62.0	18.8	18.9	10.1	30.3

IO	Wtd Avg Sched Bal	Total SCHED_BAL	% Sched Bal	GWAC	% MI	Wtd Avg FICO	Wtd Avg DTI	Wtd Avg LTV	% SFD	% PUD	% Owner Occ	% Full Doc	% Reduced Doc	% Stated Doc	% Int Only	% CA
Not in Buckets	165,844	741,488,628	90.0	8.16	0.0	625	42.7	79.5	79.5	9.0	94.3	62.3	17.5	19.9	0.0	26.8
FICO 550-575 & InterestOnly	286,640	859,920	0.1	7.55	0.0	566	39.4	80.0	100.0	0.0	100.0	0.0	100.0	0.0	100.0	74.4
FICO 575-600 & InterestOnly	218,664	3,717,282	0.5	7.96	0.0	590	45.0	76.3	96.0	4.0	100.0	71.3	7.4	21.3	100.0	46.0
FICO 600-625 & InterestOnly	267,994	15,007,662	1.8	7.55	0.0	612	43.8	80.9	84.8	8.7	100.0	90.1	8.7	1.2	100.0	45.5
FICO 625-650 & InterestOnly	241,475	17,144,702	2.1	7.44	0.0	638	44.8	78.4	80.8	5.0	100.0	75.9	16.7	7.3	100.0	48.6
FICO 650-675 & InterestOnly	284,092	19,602,339	2.4	7.40	0.0	659	44.2	80.0	68.5	14.2	96.6	55.6	37.4	7.0	100.0	68.8
FICO 675-700 & InterestOnly	368,763	12,537,925	1.5	7.35	0.0	688	45.5	79.0	78.9	14.0	96.4	32.3	54.3	13.4	100.0	75.5
FICO 700-725 & InterestOnly	335,929	7,054,500	0.9	7.16	0.0	711	45.2	77.5	65.0	15.6	100.0	38.6	49.2	12.2	100.0	86.1
FICO 725-750 & InterestOnly	331,483	2,983,350	0.4	7.29	0.0	737	44.8	71.2	70.8	16.1	100.0	40.2	46.0	13.8	100.0	79.5
FICO 750-775 & InterestOnly	313,798	2,510,383	0.3	7.19	0.0	765	42.1	80.0	80.7	10.8	91.5	28.7	41.2	30.1	100.0	63.7
FICO 775-800 & InterestOnly	256,180	1,280,900	0.2	7.36	0.0	783	39.8	82.8	100.0	0.0	100.0	13.9	32.5	53.6	100.0	53.6
Total:	173,003	824,187,591	100.0	8.08	0.0	628	42.9	79.5	79.4	9.2	94.7	62.0	18.8	18.9	10.1	30.3